Option Deed

between

Worldwide PE Patent Holdco Pty Limited

(ACN 117 157 427)

and

AMI Australia Holdings Pty Limited

(ACN 095 238 645)
and

AMI Group Limited

and

Zascha Knochell, Drew Shardlow, Richard Mare and David McDonald

i

10.1	Requirements	14
10.2	Receipt	14

11.	General provisions	15
11.1	Entire agreement	15
11.2	Further assurances	15
11.3	Costs	15
11.4	Assignment	15
11.5	Invalid or unenforceable provisions	15
11.6	No merger	16
11.7	Waiver and exercise of rights	16
11.8	Amendment	16
11.9	Counterparts	16
11.10	Governing law	16
11.11	Jurisdiction	16

12.	Guarantee and indemnity	17
12.1	Consideration	17
12.2	Guarantee	17
12.3	Non-compliance	17
12.4	Indemnity	17
12.5	Separate obligation	17
12.6	Principal liability	17
12.7	Waiver of rights	17
12.8	Continuing indemnity	17
12.9	Absolute obligation	18

	Annexure 1	1
	Warranties	1

1.	Corporate	1
1.1	Authority	1
1.2	Insolvency events	1

2.	General	2
2.1	Benefit	2

	Annexure 2	3

	Annexure 3	6

ii

Option Deed

This Deed is dated	April 2007

Between
Worldwide PE Patent Holdco Pty Limited (ACN 117 157 427) of Level 1, 204-218 Botany Road, Alexandria NSW 2015 (Worldwide);

And

AMI Australia Holdings Pty Limited (ACN 095 238 645) of Level 1, 204-218 Botany Road, Alexandria NSW 2015 (AMI Australia);

And

AMI Group Limited of c/- 143a woodland St Balgowlah, Sydney NSW 2093 (AMI UK);

And

Zascha Knochell, Drew Shardlow, Richard Mare and David McDonald of c/- 143a woodland St Balgowlah, Sydney NSW 2093 (AMI UK Principals);

Recitals

A.	AMI operates Australia's largest chain of specialist sexual dysfunction clinics.

B.	Worldwide owns the international formulation rights and other rights associated with the AMI business.

C.
AMI UK has requested that Worldwide grant AMI UK an option to exclusively licence all of Worldwide’s intellectual property and systems in relation to erectile dysfunction and premature ejaculation, being all of the intellectual property and systems used in AMI Australia’s business, (Technology) for the United Kingdom (Territory) for a term of 5 years with 2 options to extend for 5 years each with the exception that this will only extend to IMT’s intellectual property where such intellectual property is sold to the public in Australia and where IMT continues to be part of the AMI Australia group on the basis set out in the Licence Agreement.

D.	The AMI UK Principals are the current directors and shareholders of AMI UK.

E.
Worldwide has agreed to grant AMI UK an option to exclusively licence its Technology in the Territory for a term of 5 years with 2 options to extend for 5 years each in accordance with the Licence Agreement on the basis set out in this Deed.

F.	In consideration for AMI UK agreeing to enter into this Deed and pay the Initial Call Option Fee to Worldwide, AMI Australia has agreed to guarantee Worldwide’s obligations under this Deed.

G.
In consideration for Worldwide and AMI Australia agreeing to enter into this Deed, the AMI UK Principals have agreed to give certain covenants relating to confidentiality, restraints of trade and content of and indemnity in relation to any information memorandum issued by AMI UK pursuant to this Deed

Operative provisions

1.	Definitions and interpretation

1.1	Definitions

In this Deed, unless the context requires another meaning:

ASIC means the Australian Securities & Investments Commission;

Business Day means a day on which banks are open for business in Sydney, New South Wales, Australia, excluding a Saturday or a Sunday or a public holiday;

Call Option means the option granted in clause 2.1 to exclusively licence Worldwide’s Technology in the Territory for a term of 5 years with 2 options to extend for 5 years each in accordance with the Licence Agreement;

Call Option Fees means the Initial Call Option Fee and the Further Call Option Fee;

Call Option Notice means a notice substantially in the form set out in Annexure 2;

Claim means any claim, cost, damages, debt, expense, Tax, Liability, loss, allegation, suit, action, demand, cause of action or proceeding of any kind made under or in connection with a matter irrespective of:

(a)	how or when it arises;

(b)	whether it is actual or contingent;

(c)	whether or not it is in respect of legal or other costs, damages, expenses, fees or losses;

(d)	whether or not it is in respect of a breach of trust or of a fiduciary or other duty or obligation; and

(e)	whether or not it arises at law or in any other way;

Completion means completion of the grant of the Licence Agreement in accordance with clause 4;

Completion Date means 5 Business Days after the date AMI UK serves the Call Option Notice and the Upfront Licence Fee on Worldwide;

Confidential Information means information which relates to the business and affairs (financial and otherwise) of the Disclosing Party (including information which is in oral, visual or written form or is recorded in any other medium), and includes:

(a)	business plans and forecasts;

(b)	financial and marketing information of the Disclosing Party;

(c)	know-how, trade secrets, ideas, concepts, technical and operational information, arising or used by the Disclosing Party in relation to its business;

(d)	the terms upon which the Disclosing Party contracts with or proposes to contract with employees, contractors, clients and suppliers;

(e)
information concerning the affairs or property of the Disclosing Party's business or any current or proposed business, property or transaction in which the Disclosing Party may be or may have been concerned or interested;

(f)	the names and addresses and other personal details of current and proposed employees, contractors, clients and suppliers of the Disclosing Party;

(g)
information which by its nature or by the circumstances of its disclosure, is or could reasonably be expected to be regarded as confidential to the Disclosing Party or any third party with whose consent or approval the Disclosing Party uses that information;

(h)	any discussions or negotiations relating to this Deed; and

(i)	any documents, reports or analyses created in relation to this Deed;

but does not include:

(i)	any information which is or becomes part of the public domain other than by reason of a breach of this Deed; or

(ii)	information the disclosure of which is compelled by any court, tribunal, commission or other competent judicial or administrative body; or

(iii)	information which the Receiving Party can establish was known by it before it was disclosed to it by the other party;

Controller has the meaning given to "controller" in section 9 of the Corporations ~~Law~~ Act 2001;

Disclosing Party means the party disclosing Confidential Information to the other party or parties;

Dollar and $ means the lawful currency of Australia;

Exercise Period means, subject to clause 3.2, the period commencing on the date of this Deed and ending on the date which is 4 months after the date of this Deed;

Further Call Option Fee means a further US$50,000;

Government Agency means:

(a)	a government, whether foreign, federal, state, territorial or local;

(b)	a department, office or minister of a government acting in that capacity; or

(c)	a commission, delegate, instrumentality, agency, board, or other government, semi-government, judicial, administrative, monetary or fiscal authority, whether statutory or not;

IMT means Intelligent Medical Technologies Pty Limited (ACN 107 047 496);

Initial Call Option Fee means US$50,000;

Insolvency Event means for a party, the happening of one or more of the following events:

(a)	except for the purpose of a solvent reconstruction or amalgamation which has the prior written consent of the other party:

(i)
process is filed in a court seeking an order that it be wound up or that a Controller be appointed to it or any of its assets, unless the application is withdrawn, struck out, stayed or dismissed within 28 days of it being filed; or

(ii)	an order is made that it be wound up or that a Controller be appointed to it or any of its assets; or

(iii)	a resolution that it be wound up is passed;

(b)	a liquidator, provisional liquidator, Controller or any similar official is appointed to, or takes possession or control of, all or any of its assets or undertaking;

(c)	an administrator is appointed to it or a resolution that an administrator be appointed to it is passed;

(d)
it enters into, or resolves to enter into, an arrangement, compromise or composition with any of, or any class of, its creditors or shareholders, or an assignment for the benefit of any of, or any class of, its creditors, or process is filed in a court seeking approval of any such arrangement, compromise or composition;

(e)	a reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors is effected;

(f)	any action is taken by the ASIC with a view to cancelling its registration or to dissolving it;

(g)
it is insolvent within the meaning of Section 95A of the Corporations Act 2001, as disclosed in its Accounts or otherwise, states that it is unable to pay its debts or it is presumed to be insolvent under any applicable law;

(h)	as a result of the operation of section 459F(1) of the Corporations Act 2001, it is taken to have failed to comply with a statutory demand;

(i)	it stops or suspends or threatens to stop or suspend:

(i)	the payment of all or a class of its debts; or

(ii)	the conduct of all or a substantial part of its business or threatens to do so;

(j)	it is bankrupt or becomes subject to any form of trusteeship or external administration; or

(k)	anything having a substantially similar effect to any of the events specified in the preceding paragraphs happens to it under the law of any jurisdiction.

Intellectual Property Rights means all rights (including without limitation moral rights) in or to any patent, copyright, database rights, registered design or other design right, utility model, trade mark (whether registered or not and including any rights in get up or trade dress), brand name, service mark, trade name, eligible layout right, chip topography right and any other rights of a proprietary nature in or to the results of intellectual activity in the industrial, commercial, scientific, literary or artistic fields, whether registrable or not and wherever existing in the world, including all rights in or to renewals, extensions and revivals of, and all rights to apply for, any of the foregoing rights;

Liability means any liability, whether actual or contingent, present or future, quantified or unquantified;

Licence Agreement means a licence agreement in the form attached as Annexure 3;

Receiving Party means the party receiving the other party's Confidential Information;

Related Bodies Corporate has the meaning ascribed to it in the Corporations Act 2001;

Security Interest means any mortgage, charge, bill of sale, pledge, deposit, lien, encumbrance, hypothecation, arrangement for the retention of title, and any other right, interest, power or arrangement of any nature having the purpose or effect of providing security for, or otherwise protecting against default in respect of, the obligations of any person;

Tax means a tax (including GST), levy, charge, impost, deduction, withholding or duty of any nature (including stamp and transaction duty) at any time:

(a)	imposed or levied by any Government Agency; or

(b)	required to be remitted to, or collected, withheld or assessed by, any Government Agency; and any related interest, expense, fine, penalty or other charge on those amounts;

Technology has the meaning ascribed to it in recital C;

Territory has the meaning ascribed to it in recital C;

Third Party Interest means any Security Interest, lease, option, voting arrangement, easement, covenant, notation, restriction, interest under any agreement, interest under any trust, or other right, equity, entitlement or other interest of any nature held by a third party;

Upfront Licence Fee means an amount of US$1 million less any Call Option Fees paid to Worldwide in accordance with this Deed (ie if the Further Option Fee has been paid this will be US$900,000 and if it has not been paid it will be US$950,000); and

Warranties means the warranties and representations set out in Annexure 1 and Warranty means any one of them.

1.2	Interpretation

In this Deed:

(a)	unless the context requires another meaning, a reference:

(i)	to the singular includes the plural and vice versa;

(ii)	to a gender includes all genders;

(iii)	to a document (including this Deed) is a reference to that document (including any Schedules and Annexures) as amended, consolidated, supplemented, novated or replaced;

(iv)	to an agreement includes any undertaking, representation, deed, agreement or legally enforceable arrangement or understanding whether written or not;

(v)	to a party means a party to this Deed;

(vi)	to an item, Recital, clause, Schedule or Annexure is to an item, Recital, clause, Schedule or Annexure of or to this Deed;

(vii)	to a notice means a notice, approval, demand, request, nomination or other communication given by one party to another under or in connection with this Deed;

(viii)	to a person (including a party) includes:

(A)	an individual, company, other body corporate, association, partnership, firm, joint venture, trust or Government Agency; and

(B)	the person's successors, permitted assigns, substitutes, executors and administrators; and

(ix)	to a law:

(A)	includes a reference to any legislation, treaty, judgment, rule of common law or equity or rule of any applicable stock exchange; and

(B)	is a reference to that law as amended, consolidated, supplemented or replaced; and

(C)	includes a reference to any regulation, rule, statutory instrument, by-law or other subordinate legislation made under that law;

(x)	to proceedings includes litigation, arbitration and investigation;

(xi)	to a judgement includes an order, injunction, decree, determination or award of any court or tribunal;

(xii)	to time is to Sydney time;

(xiii)	the word including or includes means including, but not limited to, or includes, without limitation.

(b)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(c)	Headings are for convenience only and do not affect interpretation.

(d)
If a payment or other act must (but for this clause) be made or done on a day that is not a Business Day in the country in which the payment is to be made or the act done, then it must be made or done on the next Business Day.

(e)	If a period occurs from, after or before a day or the day of an act or event, it excludes that day.

(f)	This Deed may not be construed adversely to a party only because that party was responsible for preparing it.

(g)	A representation, covenant or warranty given by or on behalf of 2 or more persons, binds those parties jointly and severally.

(h)	A representation, covenant or warranty given for the benefit of 2 or more parties, is for the benefit of those parties jointly and severally.

2.	Grant of Call Option and Information Memorandum

2.1	Call Option

In consideration of AMI UK paying the Initial Call Option Fee to Worldwide, Worldwide grants to AMI UK the option to be granted the Licence Agreement on the terms set out in this Deed free from any Security Interest or Third Party Interest. AMI UK acknowledges and agrees that the Initial Call Option Fee is non-refundable and will become the absolute property of Worldwide upon payment by AMI UK.

2.2	Information Memorandum

Worldwide and AMI Australia acknowledge that AMI UK and the AMI UK Principals intend to prepare and issue an information memorandum to raise funds to exercise the Call Option and establish the AMI UK business. Worldwide and AMI Australia agree that AMI UK and the AMI UK Principals may include a summary of this Deed and the Licence Agreement in their information memorandum subject to the following conditions:

(a)	the information memorandum may only be issued to professional investors and may not be issued to retail investors;

(b)
AMI UK and the AMI UK Principals must obtain the prior written consent of Worldwide and AMI Australia to the final form of the information memorandum, which must include standard disclaimers in a form reasonably satisfactory to Worldwide and AMI Australia and which must clearly state that neither Worldwide nor AMI Australia have prepared or are responsible for the contents of the information memorandum;

(c)
AMI UK and the AMI UK Principals must indemnify Worldwide and AMI Australia for any Liability or Claim which Worldwide or AMI Australia may suffer or incur in connection with the issue of the information memorandum including without limitation any legal expenses on a solicitor and own client basis;

(d)
if Worldwide or AMI Australia subsequently become aware of an inaccuracy in the contents of the information memorandum, AMI UK and the AMI UK Principals agree that they will make any changes reasonably required by Worldwide or AMI Australia to correct such inaccuracy; and

(e)
AMI UK and the AMI UK Principals agree that they will require any party they wish to issue a copy of the information memorandum to sign a confidentiality deed in favour of Worldwide and AMI Australia in a form reasonably required by Worldwide and AMI Australia.

3.	Exercise of Call Option

3.1	Exercise of the call option

AMI UK may exercise the Call Option at any time during the Exercise Period (in respect of which time will be of the essence) by sending to Worldwide a duly completed Call Option Notice signed by AMI UK together with a bank cheque for the Upfront Licence Fee. If the Call Option is not exercised within the Exercise Period then this Deed will be terminated and neither party will have any further liability to the other with the exception that AMI UK and the AMI UK Principals will be bound by the confidentiality, intellectual property and restraint clauses of this Deed.

3.2	Extension of Exercise Period

AMI UK may extend the Exercise Period on one occasion by a further 2 months by sending a written notice to Worldwide together with the Further Call Option Fee prior to the expiry of the Exercise Period (in respect of which time will be of the essence). AMI UK acknowledges and agrees that the Initial Call Option Fee is non-refundable and is the absolute property of Worldwide.

3.3	Usage of name AMI etc

AMI UK and the AMI UK Principals acknowledge that AMI UK is presently using the mark “AMI” as a bare licensee of Worldwide which licence may be terminated by Worldwide with immediate effect and without payment of any compensation by giving AMI UK written notice at any time. AMI UK and the AMI UK Principals agree that AMI UK will cease to use the mark “AMI” if any such notice is given and they further agree that in the event the Call Option is not exercised AMI Australia will have ownership of and the right to use all material developed by AMI UK in relation to the UK market some of which they acknowledge and agree has been sourced from Worldwide.

4.	Completion

4.1	Completion details

Completion will occur on the Completion Date at 2 pm at AMI Australia’s head office.

4.2	Completion process

At Completion:

(a)	Worldwide must deliver to AMI UK a Licence Agreement duly signed by it and by AMI Australia; and

(b)	AMI UK must deliver to Worldwide a Licence Agreement duly signed by it and by the AMI UK Principals.

4.3	Conditions of Completion

Completion is conditional on compliance by Worldwide and AMI UK with all of their respective obligations under this clause 4. For the avoidance of doubt, this means that if a party is not ready, willing and able to comply with all of its obligations under this clause 4 on the Completion Date, the other party is under no obligation to deliver any documents or other items referred to in clause 4.2 and may at its option:

(a)	defer Completion for up to 14 days after the Completion Date (in which case the provisions of this clause 4.3 will apply to the deferred Completion);

(b)	proceed to Completion so far as is practical without affecting its rights under this Deed; or

(c)	terminate this Deed by notice to the non-complying party.

5.	Warranties

5.1	Warranties by Worldwide

Worldwide and AMI Australia represent and warrant to AMI UK that to the best of their knowledge and belief each statement contained in Annexure 1 is true, accurate and not misleading as at the date of this Deed.

5.2	No reliance on other matters

AMI UK and the AMI UK Principals acknowledge that, except for the Warranties, they have not relied on any information, representations or warranties (written or oral) supplied or given by or on behalf of Worldwide or AMI Australia or any of their directors, officers, employees or agents.

5.3	Time limit for claims

AMI UK and the AMI UK Principals acknowledge and agree that any Liability of Worldwide or AMI Australia under the Warranties will cease 1 year after the date of this Deed, except for matters which have been the subject of a bona fide written claim made by AMI UK to Worldwide and AMI Australia before that date and about which legal proceedings are commenced with a Court of competent jurisdiction within 6 months after the end of that 1 year.

5.4	Maximum limit on Claims

AMI UK and the AMI UK Principals acknowledge and agree that Worldwide’s and AMI Australia’s maximum Liability to AMI UK and the AMI UK Principals for all breaches of this Deed (including, without limitation, liability in relation to a Warranty) is the Upfront Licence Fee.

5.5	Limitation for future events

AMI UK and the AMI UK Principals acknowledge and agree that neither Worldwide nor AMI Australia are liable to AMI UK or the AMI UK Principals for any Claim which would not have arisen but for any loss attributable to:

(a)
anything done or not done after the date of this Deed by AMI UK or the AMI UK Principals or a Related Body Corporate of AMI UK or the AMI UK Principals or any person acting, or purporting to act, on behalf of AMI UK or the AMI UK Principals or a Related Body Corporate of AMI UK or the AMI UK Principals; or

(b)	the enactment or amendment of any legislation after the date of this Deed.

5.6	Warranty and other claims connected to the Deed

AMI UK and the AMI UK Principals acknowledge and agree that neither Worldwide nor AMI Australia will be liable to AMI UK or the AMI UK Principals for a Claim if the Claim would not have arisen but for a change after the date of this Deed:

(a)	in the rate of Tax or a change in the interpretation of Tax laws;

(b)	in the method of applying or calculating the rate of Tax;

(c)
in any extra statutory concession or practice adopted by the Australian Taxation Office or other relevant Tax authority as at the date of this Deed (whether or not that change is effective retrospectively in whole or in part); or

(d)	in legislation.

6.	Undertakings not to compete

6.1 General covenants

In consideration of Worldwide and AMI Australia agreeing to enter into this Deed and to disclose their Confidential Information to AMI UK and the AMI UK Principals, AMI UK and the AMI UK Principals agree that, subject to clause 6.3, they will not, directly or indirectly, whether solely or jointly with any other person and whether as principal, agent, director, executive officer, employee, member, partner, joint venturer, adviser, consultant or otherwise without the prior written consent of the other parties within 3 years of the date of this Deed (Restraint Period):

(a)
within Australia, New Zealand, Japan, China, Indonesia, the UK or any other place in which AMI Australia, Worldwide or a Related Body Corporate of either of them carries on business, be engaged in, acquire or hold an interest in any company or business which is similar to or competes with AMI Australia’s business (other than pursuant to the Licence Agreement in the case of the UK and any other territories licensed under that agreement);

(b)
canvass, solicit, or entice away from AMI Australia, Worldwide or a Related Body Corporate of either of them or accept the custom of any person who as at the relevant time during the Restraint Period or at any time during the period of 12 months before that date was a client, customer, identified prospective customer, representative or agent or correspondent of AMI Australia, Worldwide or a Related Body Corporate of either of them or was in the habit of dealing with AMI Australia, Worldwide or a Related Body Corporate of either of them ;

(c)
employ, solicit, entice away from AMI Australia, Worldwide or a Related Body Corporate of either of them any person who as at the relevant time during the Restraint Period or at any time during the period of 12 months before that date was an officer, manager, consultant or employee of AMI Australia, Worldwide or a Related Body Corporate of either of them whether or not that person would commit a breach of contract by reason of leaving AMI Australia, Worldwide or a Related Body Corporate of either of them;

(d)
use or register at any future time a name or trade mark which includes all or part of any trade mark owned or used by AMI Australia or any confusingly similar word or words in such a way as to be capable of or likely to be confused with any trade mark owned or used by AMI Australia or any other name or trade mark of AMI Australia (other than in accordance with the Licence Agreement); or

(e)	attempt, counsel, procure or otherwise assist any person to do any of the acts referred to in this clause.

6.2 Restraints fair and reasonable

Each of AMI UK and the AMI UK Principals acknowledges that:

(a)	the covenants given in clause 6.1 are material to AMI Australia’s and Worldwide’s decision to enter into this Deed; and

(b)	the restraints contained in clause 6.1 are:

(i)	fair and reasonable regarding the subject matter, area and duration; and

(ii)	reasonably required by each of the parties to protect the business, financial and proprietary interests of the AMI Australia and Worldwide.

6.3 Exceptions

Nothing in this clause 6 will prevent AMI UK and the AMI UK Principals from holding for investment purposes only marketable securities quoted at the time of acquisition on a recognised stock exchange in Australia or elsewhere being in total not more than 5% of the issued share capital of the listed company.

6.4 Severability

Each of the agreements, obligations and restrictions set out in clause 6 is severable and independent so that if clause 6 or any part or provision of it is held or found to be wholly or partly unenforceable, then that clause or that provision or part will be deemed eliminated or modified to the minimum extent necessary to make this Deed or that clause or provision or part enforceable.

6.5 Injunction

AMI UK and the AMI UK Principals acknowledges that monetary damages alone would not be adequate compensation to AMI Australia and Worldwide for a breach of clause 6.1 and that AMI Australia and Worldwide are entitled to seek an injunction from a court of competent jurisdiction if:

(a)	AMI UK or the AMI UK Principals fails to comply or threatens to fail to comply with clause 6.1; or

(b)	AMI Australia or Worldwide has reason to believe AMI UK or the AMI UK Principals is not complying or will not comply with clause 6.1.

7.	Intellectual Property

7.1 AMI Australia and Worldwide property

All Intellectual Property Rights owned by AMI Australia and Worldwide are and will remain the property of AMI Australia and Worldwide and must not be used by any of the other parties unless otherwise agreed in writing by AMI Australia and Worldwide.

8.	GST or VAT

(a)
If any GST, VAT, withholding or similar tax is payable on any taxable supply made under this Deed to the recipient, the recipient must pay to the supplier the amount of the GST, subject to receipt of a valid tax invoice (or other things required for the supplier to obtain an input tax credit or other like offset) for the supply.

(b)
Each party must comply with its obligations under Part VB of the Trade Practices Act 1974, any similar State or Territory or UK legislation and any guidelines released by the Australian Competition and Consumer Commission or similar body, and provide to the other party reasonable evidence of compliance on request.

(c)
Nothing in this clause 8 requires the recipient to pay any penalties, fines, interest or other amounts payable by the supplier on account of a tax default of the supplier. If the recipient is required to reimburse the supplier for any cost or other amount, despite any other provision of this Deed, the recipient does not have to pay the supplier any sum included in that amount for which the supplier (or representative member, if this is not the supplier) can claim an input tax credit, partial input tax credit or other like offset.

9.	Confidentiality

9.1 Provisions to remain confidential

Subject to clause 9.2 each party must not and must ensure that its officers, employees and agents do not without the prior written consent of the other parties disclose or use any Confidential Information of the other parties. For the avoidance of doubt, if the Call Option is exercised, AMI UK will be entitled to use Worldwide’s Technology in accordance with the Licence Agreement.

9.2 Exclusions

(a)	A party may make disclosures:

(i)	to those of its employees, officers, professional or financial advisers and bankers as the party reasonably thinks necessary to give effect to this Deed but only on a strictly confidential basis;

(ii)	if required by law or the rules of a stock exchange; and

(iii)	in the case of AMI UK, in the information memorandum it proposes to issue subject to clause 2.2 being complied with.

(b)	The obligations of this clause do not apply to any information which the recipient can reasonably demonstrate:

(i)	is in the public domain through no fault of its own;

(ii)	is already known to the recipient (as evidenced by its written records) at the date of disclosure and was not acquired directly or indirectly from the disclosing party; or

(iii)	is required to be disclosed by law under a court order, or by any recognised stock exchange or other regulatory body.

10.	Notices

10.1 Requirements

All notices must be:

(a)	in legible writing and in English;

(b)	addressed to the recipient at the address or facsimile number set out below or to such other address or facsimile number as a party may notify to the other:

to:	Worldwide or AMI Australia
Address:	Level 1, 204-218 Botany Road, Alexandria NSW 2015
Attention:	Richard Doyle
Facsimile no:	(02) 9640 5186

to:	AMI UK and the AMI UK Principals
Address:	Level 2, Hudson House, 131 Macquarie Street, Sydney NSW 2000
Attention:	Richard Mare
Facsimile no:	(02) 9258 9999

(c)	signed by the party, or where the sender is a company, by a director of that company or under the common seal of the sender; and

(d)	sent to the recipient by hand, prepaid post (airmail if to or from a place outside Australia) or facsimile.

10.2	Receipt

Without limiting any other means by which a party may be able to prove that a notice has been received by another party, a notice will be deemed to be duly received:

(a)	if sent by hand, when left at the address of the recipient;

(b)	if sent by pre-paid post, 3 days (if posted within Australia to an address in Australia) or 10 days (if posted from one country to another) after the date of posting; or

(c)
if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the whole facsimile was sent to the recipient's facsimile number;

but if a notice is served by hand, or is received by the recipient's facsimile on a day which is not a Business Day in the country where it is received, or after 5:00 pm (at place of receipt) on a Business Day in the country where it is received, the notice is deemed to be duly received by the recipient at 9.00 am (at place of receipt) on the first Business Day after that day in the country where it is received.

11.	General provisions

11.1	Entire agreement

This Deed and any documents referred to in this Deed or executed in connection with this Deed is the entire agreement of the parties about its subject matter and supersedes all other representations, negotiations, arrangements, understandings or agreements and all other communications.

11.2	Further assurances

Each party must, at its own expense, whenever requested by the other party, promptly do or arrange for others to do, everything reasonably necessary to give full effect to this Deed and the transactions contemplated by this Deed.

11.3	Costs

Each party must pay its own costs in respect of this Deed and the documents and transactions contemplated by this Deed except that AMI UK must pay all stamp duty chargeable on this Deed.

11.4	Assignment

Neither party may assign, create an interest in or deal in any other way with any of its rights under this Deed without the prior written consent of the other party.

11.5	Invalid or unenforceable provisions

If a provision of this Deed is invalid or unenforceable in a jurisdiction:

(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)	that fact does not affect the validity or enforceability of:

(i)	that provision in another jurisdiction; or

(ii)	the remaining provisions.

11.6	No merger

The warranties, other representations and promises by the parties are continuing and will not merge or be extinguished on Completion.

11.7	Waiver and exercise of rights

(a)
A waiver of a provision of or of a right under this Deed is binding on the party granting the waiver only if it is given in writing and is signed by the party or an authorised officer of the party granting the waiver.

(b)	A waiver is effective only in the specific instance and for the specific purpose for which it is given.

(c)	A single or partial exercise of a right by a party does not preclude another exercise of that right or the exercise of another right.

(d)	Failure by a party to exercise or delay in exercising a right does not prevent its exercise or operate as a waiver.

11.8	Amendment

This Deed may be amended only by a document signed by all parties.

11.9	Counterparts

This Deed may be signed in counterparts and all counterparts taken together constitute one document.

11.10	Governing law

This Deed is governed by the laws of New South Wales.

11.11	Jurisdiction

Each party irrevocably and unconditionally:

(a)	submits to the non-exclusive jurisdiction of the courts of New South Wales; and

(b)	waives, without limitation, any Claim or objection based on absence of jurisdiction or inconvenient forum.

12.	Guarantee and indemnity

12.1	Consideration

AMI Australia agrees that it has entered into this Deed for valuable consideration including, but not limited to, AMI UK entering into this Deed and paying the Initial Call Option Fee to Worldwide.

12.2	Guarantee

AMI Australia unconditionally and irrevocably guarantees to AMI UK the due and punctual performance and observance by Worldwide of Worldwide’s obligations under or in connection with this Deed including all obligations to pay money ("Guaranteed Obligations").

12.3	Non-compliance

If Worldwide does not comply with the Guaranteed Obligations on time and in accordance with this Deed, then AMI Australia agrees to comply with the Guaranteed Obligations when AMI UK requests AMI Australia to do so.

12.4	Indemnity

As a separate undertaking, AMI Australia unconditionally and irrevocably indemnifies AMI UK from and against all claims arising from or incurred in connection with Worldwide’s breach or failure to comply with any of the Guaranteed Obligations. It is not necessary for AMI UK to incur expense or make payment before enforcing this right of indemnity.

12.5	Separate obligation

AMI Australia agrees that the indemnity contained in clause 12.4 is a separate and distinct obligation and will not be restrictively interpreted by the guarantee set out in clause 12.2.

12.6	Principal liability

AMI Australia agrees that its liability under this clause 12 is that of principal debtor.

12.7	Waiver of rights

AMI Australia waives any right it may have of first requiring AMI UK to commence proceedings or enforce any other right against Worldwide or any other person before claiming under this clause 12.

12.8	Continuing indemnity

The guarantee and indemnity in this clause 12 is a continuing guarantee and indemnity, is not discharged by any one payment and will remain in full force and effect until the whole of the Guaranteed Obligations have been satisfied in full.

12.9	Absolute obligation

AMI Australia’ obligations as guarantor and indemnifier under this Deed are absolute and unconditional in any and all circumstances and are not prejudiced, released, discharged or otherwise affected by any act, omission, matter or thing which except for this provision might operate to release it from its obligations under this clause.

Executed by the parties as a Deed:

Signed, Sealed and Delivered by	)
Worldwide PE Patent Holdco Pty Limited	) )
by its sole director and secretary:	)

Signature of sole director/secretary

Name of sole director/secretary (please print)

Signed, Sealed and Delivered by	)
AMI Australia Holdings Pty Limited	)
by its sole director and secretary:	)

Signature of sole director/secretary

Name of sole director/secretary (please print)

Signed, Sealed and Delivered by	)
AMI Group Limited	)
by a director and secretary/director:	)

Signature of secretary/director		Signature of director

Name of secretary/director (please print)		Name of director (please print)

Signed, Sealed and Delivered by	)
Zascha Knochell	)
in the presence of:	)

Signature of witness		Signature of Zascha Knochell

Name of witness (please print)

Signed, Sealed and Delivered by	)
Drew Shardlow	)
in the presence of:	)

Signature of witness		Signature of Drew Shardlow

Name of witness (please print)

Signed, Sealed and Delivered by	)
Richard Mare	)
in the presence of:	)

Signature of witness		Signature of Richard Mare

Name of witness (please print)

Signed, Sealed and Delivered by	)
David McDonald	)
in the presence of:	)

Signature of witness		Signature of David McDonald

Name of witness (please print)

Annexure 1

Warranties

1.	Corporate

1.1	Authority

Worldwide and AMI Australia have:

(a)	full power and authority to enter into and perform this Deed; and

(b)	obtained all necessary shareholder and/or board approvals.

1.2	Insolvency events

(a)	Liquidation/winding up/appointment of administrator or receiver etc

Neither Worldwide nor AMI has had:

(i)	a liquidator or provisional liquidator appointed;

(ii)	a receiver, receiver and manager, trustee, controller, official manager, bankruptcy trustee or administrator or similar officer appointed;

(iii)	an administrator appointed, whether under Part 5.3A of the Corporations Law or otherwise;

(iv)	an application made for the appointment of an administrator, liquidator or provisional liquidator; or

(v)	any foreign equivalent to any of the above;

over all or part of its business and no resolutions have been passed for any such appointment; or

(vi)	an application made for the winding up of the company.

(b)	Execution

No execution, distress or similar process has been levied upon or against Worldwide or AMI Australia.

(c)	Schemes of arrangement

Neither Worldwide nor AMI Australia has:

(i)	entered into or resolved to enter into any scheme of arrangement, composition, assignment for the benefit of, or other arrangement with its creditors or any class of creditors; or

(ii)	proposed or had proposed on its behalf a reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors, or its winding up or dissolution.

(d)	Striking off

Neither Worldwide nor AMI Australia has:

(i)	received a notice under sections 601AA or 601AB of the Corporations Act 2001 or any foreign equivalent; or

(ii)	been struck off the register of companies or dissolved and there is no action proposed by the ASIC, or any foreign equivalent, to do so.

2.	General

2.1	Benefit

(a)	Each or Worldwide and AMI Australia benefit by entering into this Deed.

(b)	There are no reasonable grounds to suspect that Worldwide or AMI Australia is unable to pay its debts as and when they become due and payable.

(c)	Neither Worldwide nor AMI Australia enters into this Deed as a trustee.

(d)
No person has contravened or will contravene section 208 or section 209 of the Corporations Act 2001 or any foreign equivalent by entering into this Deed or participating in any transaction in connection with this Deed.

(e)	Neither Worldwide nor AMI Australia has immunity from the jurisdiction of a court or from legal process.

(f)	All of the statements relating to Worldwide and AMI Australia set out in this Deed and the Licence Agreement are true and correct.

Annexure 2

Call Option Notice

To:	Worldwide PE Patent Holdco Pty Limited (ACN 117 157 427) (Worldwide) and AMI Australia Holdings Pty Limited (ACN 095 238 645) (AMI Australia)

From:	AMI Group Limited (AMI UK) and Zascha Knochell, Drew Shardlow, Richard Mare and David McDonald (AMI UK Principals)

Option Deed

We refer to the Option Deed dated on or about 13 April 2007 (the "Deed") between Worldwide, AMI Australia, AMI UK and the AMI UK Principals.

Terms defined in the Deed have the same meaning in this Notice.

Pursuant to clause 3.1 of the Deed, AMI UK requires Worldwide to grant the Licence Agreement to AMI UK with effect from the Completion Date.

AMI UK and the AMI UK Principals confirm that they are bound by the Licence Agreement.

Signed, Sealed and Delivered by	)
AMI Group Limited	)
by a director and secretary/director:	)

Signature of secretary/director		Signature of director

Name of secretary/director (please print)		Name of director (please print)

Signed, Sealed and Delivered by	)
Zascha Knochell	)
in the presence of:	)

Signature of witness		Signature of Zascha Knochell

Name of witness (please print)

Signed, Sealed and Delivered by	)
Drew Shardlow	)
in the presence of:	)

Signature of witness		Signature of Drew Shardlow

Name of witness (please print)

Signed, Sealed and Delivered by	)
Richard Mare	)
in the presence of:	)

Signature of witness		Signature of Richard Mare

Name of witness (please print)

Signed, Sealed and Delivered by	)
David McDonald	)
in the presence of:	)

Signature of witness		Signature of David McDonald

Name of witness (please print)

Annexure 3

Licence Agreement

Licence Deed

between

Worldwide PE Patent Holdco Pty Limited

(ACN 117 157 427)

and

AMI Australia Holdings Pty Limited

(ACN 095 238 645)
and

AMI Group Limited

and

Zascha Knochell, Drew Shardlow, Richard Mare and David McDonald

-i-

Licence Deed

This deed is made on the     of     , 2007.

Between
Worldwide PE Patent Holdco Pty Limited (ACN 117 157 427) of Level 1, 204-218 Botany Road, Alexandria NSW 2015 (Licensor);

And

AMI Australia Holdings Pty Limited (ACN 095 238 645) of Level 1, 204-218 Botany Road, Alexandria NSW 2015 (Licensor’s Guarantor);

And

AMI Group Limited of c/- 143a woodland St Balgowlah, Sydney NSW 2093 (Licensee);

And

Zascha Knochell, Drew Shardlow, Richard Mare and David McDonald of c/- Level 2, 131 Macquarie Street, Sydney NSW 2000 (Licensee’s Principals);

Recitals
A.
The Licensor owns the international formulation rights and other rights associated with the AMI business and the Licensor’s Guarantor operates Australia’s largest chain of specialist sexual dysfunction medical clinics.

B.	The Licensee Principals are the current directors and shareholders of the Licensee.

C.	The Licensor has agreed to grant to the Licensee the exclusive right and licence to use the Technology in the Territory, on the terms and conditions of this Deed.

C.
In consideration for the Licensee agreeing to enter into this Deed and pay the Upfront Licence Fee to the Licensor, the Licensor’s Guarantor has agreed to guarantee the Licensor’s obligations under this Deed.

D.
In consideration for the Licensor and the Licensor’s Guarantor agreeing to enter into this Deed, the Licensee Principals have agreed to give certain covenants relating to confidentiality and restraint of trade pursuant to this Deed

Operative provisions

1.	Definitions and interpretation

1.1	Definitions

In this Deed, unless the context requires another meaning:

"Business Day" means a day that is not a Saturday, Sunday or a public holiday or bank holiday in Sydney;

"Commencement Date" means the date of this Deed;

“Confidential Information” means information which relates to the business and affairs (financial and otherwise) of the Disclosing Party (including information which is in oral, visual or written form or is recorded in any other medium), and includes:

(a)	business plans and forecasts;

(b)	financial and marketing information of the Disclosing Party;

(c)	know-how, trade secrets, ideas, concepts, technical and operational information, arising or used by the Disclosing Party in relation to its business;

(d) the terms upon which the Disclosing Party contracts with or proposes to contract with employees, contractors, clients and suppliers;

(e)
information concerning the affairs or property of the Disclosing Party's business or any current or proposed business, property or transaction in which the Disclosing Party may be or may have been concerned or interested;

(f)	the names and addresses and other personal details of current and proposed employees, contractors, clients and suppliers of the Disclosing Party;

(g)
information which by its nature or by the circumstances of its disclosure, is or could reasonably be expected to be regarded as confidential to the Disclosing Party or any third party with whose consent or approval the Disclosing Party uses that information;

(h)	any discussions or negotiations relating to this Deed; and

(i)	any documents, reports or analyses created in relation to this Deed;

but does not include:

(i)	any information which is or becomes part of the public domain other than by reason of a breach of this Deed; or

(ii)	information the disclosure of which is compelled by any court, tribunal, commission or other competent judicial or administrative body; or

(iii)	information which the Receiving Party can establish was known by it before it was disclosed to it by the other party;

“Disclosing Party” means the party disclosing Confidential Information to the other party or parties;

"Exploit" includes to develop further, use, make, hire, sell or otherwise dispose of or commercialise, advertise and promote and to offer to do any of those things;

"Field of Use" means the treatment of sexual dysfunction including without limitation impotence and premature ejaculation;

"GST" has the meaning set out in clause 5.2;

"Improvements" means Licensee Improvements, Licensor Improvements and Joint Improvements;

"IMT" means Intelligent Medical Technologies Pty Limited (ACN 107 047 496);

"Insolvency Event" means for a party, the happening of one or more of the following events:

(a)	except for the purpose of a solvent reconstruction or amalgamation:

(i)
a process is filed in a court seeking an order that it be wound up or that a controller be appointed to it or any of its assets, unless the application is withdrawn, struck out, dismissed or stayed within 21 days of it being filed; or

(ii)	an order is made that it be wound up or that a controller be appointed to it or any of its assets; or

(iii)	a resolution that it be wound up is passed;

(b)	a liquidator, provisional liquidator, controller or any similar official is appointed to, or takes possession or control of, all or any of its assets or undertaking;

(c)	an administrator is appointed to it, a resolution that an administrator be appointed to it is passed;

(d)
it enters into, or resolves to enter into, an arrangement, compromise or composition with any of, or any class of, its creditors, or an assignment for the benefit of any of, or any class of, its creditors, or process is filed in a court seeking approval of any such arrangement, compromise or composition;

(e)	a reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors is effected;

(f)	any action is taken by the Australian Securities & Investments Commission to cancel its registration or to dissolving it;

(g)
it is insolvent within the meaning of section 95A of the Corporations Act 2001 (Cth), as disclosed in its accounts or otherwise, states that it is unable to pay its debts or it is presumed to be insolvent under any applicable law;

(h)	as a result of the operation of section 459F(1) of the Corporations Act 2001 (Cth), it is taken to have failed to comply with a statutory demand;

(i)	it stops or suspends or threatens to stop or suspend:

(i)	the payment of all of its debts; or

(ii)	the conduct of all or a substantial part of its business; or

(j)	anything having a substantially similar effect to any of the events specified in the preceding paragraphs happens to it under the law of any jurisdiction;

"Intellectual Property Rights" means all rights (including without limitation moral rights) in or to any patent, copyright, database rights, registered design or other design right, utility model, trade mark (whether registered or not and including any rights in get up or trade dress), brand name, service mark, trade name, eligible layout right, chip topography right and any other rights of a proprietary nature in or to the results of intellectual activity in the industrial, commercial, scientific, literary or artistic fields, whether registrable or not and wherever existing in the world, including all rights in or to renewals, extensions and revivals of, and all rights to apply for, any of the foregoing rights;

"Inventions" means the Technology, including any Improvements;

"Joint Improvements" means any developments with respect to the Inventions (including any patentable inventions or know-how) which are developed jointly by or on behalf of the Licensor and the Licensee or are acquired jointly by the Licensor and the Licensee;

"Know-how" means any information, whether or not in writing and whether or not patentable, developed or acquired by or on behalf of the Licensor concerning the methods used for and in the design, development, manufacture, testing, delivery and use of the Inventions and the processes for utilising the Inventions;

"Licensee Business" means the business to be developed by the Licensee to Exploit the rights in clause 2.1 in the Territory only;

"Licensee Improvements" means any developments with respect to the Inventions (including any patentable inventions or know-how) which are developed by or on behalf of the Licensee or are acquired by the Licensee;

"Licensor Improvements" means any developments with respect to the Inventions (including any patentable inventions or know-how) which are developed by or on behalf of the Licensor or are acquired by the Licensor;

"Personnel" of a party means the officers, employees, contractors and agents of that party;

“Receiving Party” means the party receiving the other party's Confidential Information;

"Related Bodies Corporate" has the meaning ascribed to it in the Corporations Act;

"Royalties" means, for each period during the term of this Deed, an amount equal to the greater of:

(a)	5% of the gross revenue of the Licensee during the relevant period; and

(b)	subject to clause 15, the amount specified in Schedule 1 in relation to the relevant period;

"Security Interest" means an interest in an asset which provides security for, or protects against default by, a person for the payment or satisfaction of a debt, obligation or liability including a mortgage, charge, bill of sale, pledge, deposit, lien, encumbrance, hypothecation, or arrangement for the retention of title or any other arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set-off or made subject to a combination of accounts;

"Tax" means a tax, levy, charge, impost, deduction, withholding or duty of any nature (including stamp and transaction duty) at any time:

(a)	imposed or levied by any government agency;

(b)	required to be remitted to, or collected, withheld or assessed by, any government agency; and

(c)	any related interest, expense, fine, penalty or other charge on those amounts;

"Technology" means all methods, systems, hardware, software, technology, Know-how, Confidential Information and Intellectual Property Rights developed or utilised now or in the future by the Licensor in relation to the Field of Use only, with the exception that this will only extend to IMT’s intellectual property where such intellectual property is sold to the public in Australia and where IMT continues to be a Related Body Corporate of the Licensor’s Guarantor;

"Term" means, subject to clause 16, the period of 5 years from the Commencement Date unless terminated earlier;

"Territory" means, subject to clause 15, the United Kingdom (including England, Scotland, Ireland and Wales);

"Third Party Interest" means any Security Interest, lease, license, option, voting arrangement, easement, covenant, notation, restriction, interest under any agreement, interest under any trust, or other right, equity, entitlement or other interest of any nature held by a third party; and

Upfront Licence Fee means, subject to clause 15, an amount of US$1 million.

1.2	Interpretation

In this Deed, unless the context requires another meaning:

(a)	a reference:

(i)	to the singular includes the plural and vice versa;

(ii)	to a gender includes all genders;

(iii)	to a document (including this Deed) is a reference to that document (including any schedules and annexures) as amended, consolidated, supplemented, novated or replaced;

(iv)	to an agreement includes any undertaking, representation, deed, agreement or legally enforceable arrangement or understanding whether written or not;

(v)	to a party means a party to this Deed;

(vi)	to an item, recital, clause or schedule is to an item, recital, clause or schedule of this Deed;

(vii)	to a notice means a notice, approval, demand, request, nomination or other communication given by one party to another under or in connection with this Deed;

(viii)	to a person (including a party) includes:

(A)	an individual, company, other body corporate, association, partnership, firm, joint venture, trust or government agency; and

(B)	the person's successors, permitted assigns, substitutes, executors and administrators;

(ix)	to a law:

(A)	includes a reference to any legislation, treaty, judgment, rule of common law or equity or rule of any applicable stock exchange; and

(B)	is a reference to that law as amended, consolidated, supplemented or replaced; and

(C)	includes a reference to any regulation, rule, statutory instrument, by-law or other subordinate legislation made under that law;

(x)	to proceedings includes litigation, arbitration and investigation;

(xi)	to a judgement includes an order, injunction, decree, determination or award of any court or tribunal;

(xii)	to time is to Sydney time; and

(xiii)	the word including or includes means including, but not limited to, or includes, without limitation.

(b)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(c)	Headings are for convenience only and do not affect interpretation.

(d)	If a payment or other act must (but for this clause) be made or done on a day that is not a business day, then it must be made or done on the next business day.

(e)	If a period occurs from, after or before a day or the day of an act or event, it excludes that day.

(f)	This Deed may not be construed adversely to a party only because that party was responsible for preparing it.

(g)	Where a covenant is given by or on behalf of 2 or more parties, such covenant is given jointly and severally.

2.	Grant of rights and maintenance of quality

2.1	The Licensor grants to the Licensee from the Commencement Date the exclusive right and licence to Exploit the Inventions in the Field of Use in the Territory during the Term.

2.2
The Licensor will not Exploit, and will not grant to any party other than the Licensee the right to Exploit, the Inventions in the Field of Use in the Territory during the Term. For the avoidance of doubt, this restriction will only extend to IMT’s intellectual property where such intellectual property is sold to the public in Australia and where IMT continues to be a Related Body Corporate of the Licensor’s Guarantor.

2.3
The Licensee acknowledges that other than as set out in this clause 2 it acquires no proprietary rights in the Inventions provided to the Licensee by the Licensor pursuant to this Deed, and that at all times, ownership thereof remains with the Licensor, notwithstanding the payment of any costs relating to those rights. Without limiting the foregoing, the Licensee and the Licensee’s Principals agree that they are not permitted to and will not Exploit the Inventions outside the Territory.

2.4	The Licensee acknowledges and agrees that all rights and interests in the Inventions are, and will remain, owned by the Licensor.

2.5
The Licensee agrees to inform the Licensor, promptly, in writing, of any Improvement of which it becomes aware. If, during the term of this Deed, the Licensee, discovers or invents an Improvement, the Licensee will promptly disclose to the Licensor and furnish to the Licensor all information held by it pertaining to such Improvement.

2.6
The Licensor agrees to inform the Licensee, promptly, in writing, of any Improvement of which it becomes aware. If, during the term of this Deed, the Licensor, discovers or invents an Improvement, the Licensor will promptly disclose to the Licensee and furnish to the Licensee all information held by it pertaining to such Improvement to the extent reasonably required for the Licensee to exercise its rights under this Deed.

2.7
The Licensee acknowledges that the licence involves the right to use significant Intellectual Property Rights of the Licensor within the Territory and that the quality of goods and services provided by the Licensee to customers as well as the general use of those rights by the Licensee have the potential to impact the reputation of the Licensor and the value of its Intellectual Property Rights. The Licensee agrees and acknowledges that it will ensure that all of its operations are conducted in accordance with all relevant legal requirements and that it will also ensure that the quality of goods and services provided by it within the Territory are commensurate with the quality of goods and services provided by the Licensor outside the Territory. Without limiting the foregoing the Licensee agrees that it will ensure that all medical services performed in accordance with its business are performed by registered doctors who have been appropriately trained by it, that any pharmaceuticals provided by it are provided by a licensed compounding pharmacy in accordance with all relevant regulatory requirements and that its advertising and operations are fully compliant with all other relevant regulatory requirements.

2.8	The Licensee agrees that the Licensor will be entitled to inspect the Licensee’s premises and books and records at any time on reasonable notice to the Licensee to review compliance with this clause.

3.	Support and assistance

3.1
During the Term, the Licensor will promptly give the Licensee reasonable access to such of the Inventions not already disclosed to the Licensee as is reasonably required by the Licensee to enable the efficient exercise of its rights and licences under this Deed.

3.2
During the Term, the Licensor will use best endeavours to assist the Licensee to exercise its rights under clause 2.1 and develop the Licensee’s Business including using bast endeavours to procure that any third parties involved in the operation of the Licensor's business (for example pharmaceutical suppliers) will also supply goods and services to the Licensee on the same terms as the goods and services are supplied to the Licensor.

3.3	The Licensor must ensure that suitable members of its Personnel are available to answer all reasonable queries the Licensee may have regarding the Inventions during the Term.

3.4
The Licensor will also ensure that its senior personnel will, on reasonable notice, travel to the Territory to assist the Licensee to Exploit the Inventions and develop the Licensee’s Business in the Territory during the Term if requested by the Licensee.

4.	Upfront Licence Fee, Royalties and expenses

4.1
In consideration of the rights granted by the Licensor, the Licensee will pay the Upfront Licence Fee to the Licensor on the date of this Deed and the Licensee will pay the Royalties to the Licensor on a quarterly basis in accordance with this Deed.

4.2
The minimum Royalties (being the amount specified in subparagraph (b) of the definition of Royalties) will be payable by the Licensee to the Licensor quarterly in advance without set-off or demand, which amounts are payable regardless of the level of turnover in the Licensee’s Business. Within 30 days after each calendar quarter the Licensee will prepare a calculation of the actual gross revenue in the quarter and will pay its calculation of any excess of the actual Royalty for that quarter over the minimum Royalty to the Licensor without set-off or demand.

4.3
The Licensor may audit the Licensee’s books and records to ensure compliance with the Licensee’s obligations to pay Royalties at any time. If an audit report prepared by or on behalf of the Licensor indicates any understatement in the Licensee’s Royalty calculations and payments, the Licensee must immediately pay the Licensor the amount of the shortfall without set-off or demand and, if the amount of the shortfall in any period is more than 3%, the Licensee must reimburse the Licensor for all costs incurred by the Licensor in respect of the audit.

4.4
The Licensee is also to be responsible for all reasonable patent and trademark fees incurred by the Licensor during the Term relating to the Territory (including without limitation grant fees, renewal fees and reasonable fees payable to lawyers and patent attorneys in relation to same) and the Licensee must reimburse the Licensor for all such costs on receipt of a request from the Licensor.

4.5
In addition, where Australian based assistance from the Licensor to the Licensee under clause 3 involves extensive staff time or third party costs, the Licensee must reimburse the Licensor for any such staff costs or third party costs (as applicable). The Licensor will consult with the Licensee prior to undertaking a task which involves extensive staff time so that the Licensee is able to confirm that it wishes the relevant service to be provided before incurring the cost. If the Licensee requests that the Licensor’s staff travel to the Territory to provide assistance, the Licensee is to be responsible for all travel and accommodation costs (including business class airfares) and is to pay a fee of A$1,500 per day for each staff member during the initial Term (which fee will rise to A$2,500 per day for each staff member during the first option term and A$3,500 per day during the second option term). For the avoidance of doubt, the Licensee will not be responsible for food and drink costs.

4.6	All invoices issued by the Licensor under this clause are to be paid by the Licensee within 28 days after receipt.

4.7
Where the Licensee wishes to purchase products from the Licensor, the parties agree that the cost mechanism will be cost plus a 10% margin exclusive of freight, with the Licensee being responsible for freight costs.

4.8
For the avoidance of doubt, this clause 4 will not require the Licensee to make a payment to the Licensor in respect of staff costs in relation to minor ad-hoc queries made by the Licensee of the Licensor and will only require payment where extensive time is involved. The Licensor will consult with the Licensee prior to undertaking a task which involves extensive staff time so that the Licensee is able to confirm that it wishes the relevant service to be provided before incurring the cost.

5.	Method of payment

5.1
Subject to clauses 5.2 and 5.4, each party will bear any and all Taxes, bank fees and charges it incurs as a direct or indirect result of the entry into this Deed or the rights and obligations under this Deed.

5.2
If a goods and services tax, value added tax or any similar tax ("GST") has application to any supply made under this Deed, the party making the supply ("the Supplier") may, in addition to any amount or consideration expressed as payable elsewhere in this Deed, subject to issuing a valid tax invoice or other documents or things required for the party receiving the supply ("the Recipient") to obtain an input tax credit to the Recipient, recover from the Recipient an additional amount on account of GST, such amount to be calculated by multiplying the amount or consideration payable by the Recipient for the supply by the prevailing GST rate. This clause does not require the Recipient to pay any amount on account of a fine, penalty, interest or other amount payable as a consequence of a default by the Supplier or any person associated with the Supplier. The Supplier shall issue to the Recipient a valid tax invoice. For the avoidance of doubt, this includes any such taxes payable on the Upfront Licence Fee or any Royalties payable by the Licensee to the Licensor under this Deed.

5.3	Any GST amounts due pursuant to this Deed will be payable within 14 days after issue of tax invoice in respect of the supply.

5.4
In addition, if any withholding or similar tax is chargeable on any payments payable by the Licensee to the Licensor under this Deed, the Licensee will be responsible for any such taxes and will reimburse the Licensor for any taxes payable by it in relation to same.

6.	Confidentiality

6.1	Except as expressly permitted or required by this Deed, the Licensee and the Licensee's Guarantor must not use any of the Confidential Information.

6.2	Except as expressly permitted or required by this Deed, the Licensee and the Licensee's Guarantor must not disclose to any other person any of the Confidential Information.

6.3	The Licensee may disclose the Confidential Information:

(a)	when required to do so by law or any regulatory authority, to the extent so required;

(b)	to its Personnel whose duties reasonably require such disclosure, on condition that the party making such disclosure:

(i)	ensures that each such person to whom such disclosure is made is informed of the confidentiality of the information and the obligations of confidentiality under this Deed; and

(ii)	use its best endeavours to ensure that each such person to whom such disclosure is made complies with those obligations as if they were bound by them;

6.4
From time to time, the Licensor may, in writing, request the Licensee to notify it in writing of all persons to whom the Confidential Information has been disclosed under clause 6.3. If the Licensee receives such a request, it must comply with that request promptly.

6.5	If the Licensee becomes aware of a breach of this clause ~~5.4~~ 6.4, including a breach of duty of its Personnel with respect to the Confidential Information, it must:

(a)	notify the Licensor as soon as it becomes aware of the breach;

(b)	promptly provide the Licensor with any information or assistance which it may reasonably request in order to minimise the loss or damage it may suffer as a result of the breach; and

(c)	cooperate with the Licensor in any investigation or litigation conducted by it to protect its rights in the Confidential Information.

6.6
A copy of all public announcements and press releases which the Licensee intends to release or make with respect to the subject matter of this Deed shall be provided to the Licensor in writing prior to being released or made. The Licensor shall respond to a request for approval within three (3) working days of receipt of the copy of the public announcement or press release and shall not unreasonably withhold or condition its approval. The Licensee acknowledges that the Licensor is part of a listed group and will be required to announce the entry into this Deed and will also be required to report its earnings under this Deed on a quarterly basis and any major developments relating to this Deed as and when they occur in accordance with applicable securities laws or stock exchange requirements. The Licensee consents to all such announcements.

7.	Warranties and indemnities

7.1	The Licensor warrants that, as far as the Licensor is aware (other than as has come to the knowledge of the Licensee during the discussions regarding these arrangements):

(a)	The Licensor owns or has the rights to use all Intellectual Property Rights in the Inventions;

(b)	The Licensor has the unencumbered right to grant to the Licensee the licence set out in clause 2.1; and

(c)	acts done by the Licensee in exercise of the rights granted in clause 2.1 will not infringe the Intellectual Property Rights of any third party.

7.2
The Licensor agrees unconditionally to indemnify and hold harmless the Licensee (including all of its officers, agents, employees, and affiliates) from and against any and all loss, damage, liability and expense (including all reasonable legal fees) suffered or incurred by reason of any claims, proceedings or suits based on or arising out of any breach by the Licensor of this Deed or arising as a result of any written representation or warranty made by the Licensor in this Deed being untrue or misleading.

7.3
The Licensee agrees unconditionally to indemnify and hold harmless the Licensor from and against any and all loss, damage liability and expense (including all reasonable legal fees) suffered or incurred by reason of any claims, proceedings or suits based on or arising out of any breach by the Licensee of this Deed.

8.	Infringement

8.1
Each Party must notify the other party in writing as soon as practicable after it detects any actual or threatened infringement or misuse of, or any challenge or other action detrimental to any of the Technology and of any actual or threatened passing-off in each case on a scale that would substantially adversely affect the Technology.

8.2
The Licensor may, at its expense, take all steps that it thinks fit to prevent or end any infringement or misuse or to defend any challenge or other action concerning the Technology, including by commencing proceedings.

9.	Restraints

9.1
Subject to clause 9.3, the Licensee and the Licensee’s Principals must not directly or indirectly, whether solely or jointly with any other person, and whether as principal, agent, director, executive officer, employee, shareholder, partner, joint venturer, advisor, consultant or otherwise:

(a)
subject to clause 9.5, for the period commencing on the Commencement Date and ending on the date which is 3 years after the end of the Term, carry on or be engaged or involved in any trade, business or undertaking which relates to the treatment of impotence, sexual dysfunction or premature ejaculation in men or women and the treatment of female sexual arousal disorders, globally, in Australia and in each other country around the world (other than the Territory);

(b)
subject to clause 9.5, for the period commencing on termination of this Deed and ending on the date which is 3 years after that date, carry on or be engaged or involved in any trade, business or undertaking which relates to the treatment of impotence, sexual dysfunction or premature ejaculation in the Territory;

(c)
subject to clause 9.5, for the period commencing on the Commencement Date and ending on the date which is 3 years after the end of the Term canvass, solicit, or entice away from the Licensor or its Related Bodies Corporate, in Australia and in each other country around the world (other than the Territory), the custom of any person who during that period was a client or customer of the Licensor or its Related Bodies Corporate;

(d)
subject to clause 9.5, for the period commencing on the termination of this Deed and ending on the date which is 3 years after that date canvass, solicit, or entice away from the Licensor or its Related Bodies Corporate, in the Territory, the custom of any person who as at the termination date or at any time during the period of 12 months prior to the termination date was a client or customer of the Licensor or its Related Bodies Corporate or of the Licensee;

(e)
subject to clause 9.5, for the period commencing on the Commencement Date and ending on the date which is 3 years after the end of the Term, employ, solicit, entice away from the Licensor or its Related Bodies Corporate any person who during that period was an officer, manager, consultant or employee of the Licensor or its Related Bodies Corporate whether or not that person would commit a breach of contract by reason of leaving the Licensor or its Related Bodies Corporate;

(f)
use or disclose, or permit any other person to use or disclose any Confidential Information (not being information which is or becomes available to the public other than by reason of a breach of this clause) of the Licensor or its Related Bodies Corporate other than in relation to the Licensee Business and then only in accordance with this Deed;

(g)
use or register a name or trade mark which includes all or part of any business name, trade mark or the name of the Licensor or its Related Bodies Corporate or any confusingly similar word or words in such a way as to be capable of or likely to be confused with any business name, trade mark or the name of the Licensor or its Related Bodies Corporate other than in relation to the Licensee Business and then only in accordance with this Deed;

(h)
in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Licensor or its Related Bodies Corporate or, for the purpose of obtaining or retaining any business or custom, claim, represent or otherwise indicate any past association with the Licensor or its Related Bodies Corporate other than in accordance with this Deed; or

(i)	attempt, counsel, procure or otherwise assist any person to do any of the acts referred to in this clause.

9.2	The Licensee and the Licensee’s Principals acknowledge that:

(a)	the covenants given in clause 9.1 are material to the Licensor's decision to enter into this Deed; and

(b)	the restraints contained in clause 9.1 are:

(i)	fair and reasonable regarding the subject matter, area and duration; and

(ii)	reasonably required by the Licensor to protect the business, financial and proprietary interests of the Licensor and its Related Bodies Corporate.

9.3
Nothing in this clause 9 prevents the Licensee and the Licensee’s Principals from holding for investment purposes only marketable securities quoted at the time of acquisition on a recognised stock exchange in Australia or elsewhere providing the aggregate direct and indirect interest of the Licensee and the Licensee’s Principals in aggregate in any such entity does not exceed 5% of its total issued capital if such entity’s activities are in competition or conflict with the Licensor or its Related Bodies Corporate.

9.4
Each of the obligations set out in clause 9.1 is severable and independent so that if clause 9.1 or any part or provision of it is unenforceable then that clause or that part will be deemed eliminated or modified to the minimum extent necessary to make this Deed or that clause or part enforceable.

9.5
The obligations in clauses 9.1 (a), (b), (c), (d) and (e) will cease on termination of this Deed if this Deed is terminated by the Licensee in accordance with clause 10 due to breach of this Deed by the Licensor.

10.	Termination

10.1
Either party may terminate this Deed immediately (or with effect from any later date that it may nominate) by written notice to the other party if one or more Insolvency Events occurs in relation to that other party.

10.2
In addition, the Licensor may terminate this Deed if the Licensee fails for more than 35 days to make a Royalty payment which is due under this Deed without any demand needing to be made by the Licensor or if the Licensee materially breaches clause 9 of this Deed.

10.3
Without prejudice to each party’s rights under the other provisions of this clause, either party may terminate this Deed upon at least 15 Business Days’ written notice to the other party if the other party commits a material breach of any of its other obligations under this Deed and fails to remedy that breach within twenty-one days of prior written notice of such breach. For the avoidance of doubt, a breach of clause 2, 3, 6 or 9 will be considered material.

10.4
Notwithstanding clause 10.3, if there is a dispute between the parties regarding an invoice issued pursuant to clause 4 of the Deed, and this dispute is not resolved within 7 days, the parties must immediately refer the dispute to the President or his nominee of the Institute of Chartered Accountants of Australia in New South Wales ("Expert") whose decision shall be final and binding on the parties and who will act as an expert and not an arbitrator. The parties will instruct the Expert to:

(a)	resolve the dispute within the shortest practicable time after receiving submissions from the parties, which the parties must provide within 5 Business Days of the appointment of the Expert;

(b)	resolve the matter as informally and inexpensively as possible, including, if the Expert deems it to be appropriate, by convening a meeting of the parties; and

(c)	deliver a written report to the parties stating the decision of the Expert with respect to the dispute.

10.5	The unsuccessful party will bear all costs in respect of the Expert's determination (including without limitation the other party's costs).

10.6
If the Expert decides that the invoice issued pursuant to clause 4 of the Deed is payable, any continuing failure to pay the invoice within 7 days after that decision is notified to the parties will constitute a material breach of the Deed.

10.7
Upon termination of this Deed all obligations, including all payments, outstanding at the date of the termination will remain outstanding notwithstanding such termination. Without limiting the foregoing, on termination the Licensee must transfer to the Licensor all company name, business name, trademark and domain name registrations containing the Licensor’s Intellectual Property Rights to the Licensor and the Licensee hereby appoints the Licensor as the Licensee’s attorney to sign any transfers of such rights to the Licensor or its nominee. The Licensee must also deliver to the Licensor a copy of all documents held by it containing the Licensor’s Intellectual Property Rights as well as all other information and documentation relating to the Licensee’s Business. On such date, the Licensor will also acquire from the Licensee all supplies held by the Licensee relating to the Licensee’s Business which are able to be utilised by the Licensor and are fit for sale at a price equal to the lesser of cost and market value.

10.8
All provisions of this Deed that expressly or by their nature, survive its termination will continue after its termination, including, without limitation, clauses 2.3, 2.4,2.7, 5.4, 7, 9, 11, 12 and 13.

11.	Guarantee and indemnity by Licensor's Guarantor

11.1	Guarantee

In consideration of the Licensee entering into this Deed, the Licensor's Guarantor guarantees to the Licensee the due and punctual performance of all the obligations of the Licensor under this Deed.

11.2	Separate and principal obligations

The guarantee and indemnity contained in this clause 11 is a principal obligation and is not ancillary or collateral to any other right or obligation. The Licensee need not take any steps against the Licensor or any other person (other than by serving a demand on the Licensor's Guarantor) before it enforces this guarantee and indemnity.

11.3	Obligations of guarantor unaffected

The obligations of the Licensor's Guarantor under this guarantee and indemnity will not be affected in any way by any act, omission, matter or thing, which except for this provision might operate to release it from its obligations under this clause.

11.4	Indemnity

As a separate and alternative obligation, any amount not paid by the Licensor's Guarantor under this clause on the basis of a guarantee is recoverable from the Licensor's Guarantor on the basis of an indemnity payable on demand.

12.	Notices

12.1	Requirements

All notices must be:

(a)	in legible writing and in English;

(b)	addressed to the recipient at the address or facsimile number set out below or to any other address or facsimile number that a party may notify to the other:

To the Licensor and the Licensor's Guarantor:

Address:	214-218 Botany Road, Alexandria, NSW, 2015
Attention:	Jack Vaisman/Richard Doyle

Facsimile no:	(02) 9640 5186

To the Licensee and the Licensee's Principals:

Address:	Level 2, Hudson House, 131 Macquarie Street, Sydney NSW 2000

Attention:	Richard Mare

Facsimile no:	(02) 9258 9999

(c)	signed by the party or, where the sender is a company, by an authorised officer or under the common seal of the sender; and

(d)	sent to the recipient by hand, prepaid post (airmail if to or from a place outside Australia) or facsimile.

12.2	Receipt

Without limiting any other means by which a party may be able to prove that a notice has been received by the other party, a notice will be considered to have been received:

(a)	if sent by hand, when left at the address of the recipient;

(b)	if sent by pre-paid post, 3 days (if posted within Australia to an address in Australia) or 10 days (if posted from one country to another) after the date of posting; or

(c)
if sent by facsimile, on receipt by the sender of an acknowledgment or transmission report generated by the sender's machine indicating that the whole facsimile was sent to the recipient's facsimile number;

but if a notice is served by hand, or is received by the recipient's facsimile, on a day that is not a Business Day, or after 5:00pm (recipient's local time) on a Business Day, the notice will be considered to have been received by the recipient at 9.00 am on the next Business Day.

13.	General provisions

13.1	The Parties must do all acts and execute and deliver all other documents required to give full effect to this Deed.

13.2	This Deed may be amended only by a further agreement executed by all parties.

13.3
This Deed and any documents referred to in this Deed or executed in connection with this Deed are the entire agreement of the parties about the subject matter of this Deed and supersede all other representations, negotiations, arrangements, understandings or agreements and all other communications. No party has entered into this Deed relying on any representations made by or on behalf of the other, other than those expressly made in this Deed.

13.4
Each party must, at its own expense, whenever reasonably requested by the other party, promptly do or arrange for others to do, everything reasonably necessary or desirable, including without limitation executing any other documentation or agreement, to give full effect to this Deed and the transactions contemplated by this Deed.

13.5	If a provision of this Deed is invalid or unenforceable in a jurisdiction:

(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)	that fact does not affect the validity or enforceability of:

(i)	that provision in another jurisdiction; or

(ii)	the remaining provisions.

13.6	This Deed may be signed in counterparts and all counterparts taken together constitute one document.

13.7	This Deed is governed by the laws of New South Wales.

13.8	Each party irrevocably and unconditionally:

(a)	submits to the non-exclusive jurisdiction of the courts of New South Wales; and

(b)	waives, without limitation, any claim or objection based on absence of jurisdiction or inconvenient forum.

13.9
A waiver of a provision of or of a right under this Deed is binding on the party granting the waiver only if it is given in writing and is signed by the party or an authorised officer of the party granting the waiver.

13.10	A waiver is effective only in the specific instance and for the specific purpose for which it is given.

13.11	A single or partial exercise of a right by a party does not preclude another exercise or attempted exercise of that right or the exercise of another right.

13.12	Failure by a party to exercise or delay in exercising a right does not prevent its exercise or operate as a waiver.

14.	Assignment

14.1
Subject to clause 14.3, this licence is personal to the Licensee and may not be assigned by it without the prior written consent of the Licensor (which may be withheld in the Licensor's absolute discretion). A change in the control of the Licensee which involves a change in the board or shareholding of 50% or more in aggregate will be deemed an assignment for the purposes of this Deed.

14.2	The Licensor may assign its rights under this Deed (but not its obligations) by written notice to the Licensee.

14.3
The Licensee may assign its rights under this Deed (but not its obligations) to a party which, in the reasonable opinion of the Licensor, has the financial capacity, expertise and experience to carry on the Licensee’s Business subject to the following conditions:

(a)	the Licensee must not be in breach of this Deed at the date it requests such assignment (and must not subsequently breach this Deed before the date such assignment is proposed to take effect);

(b)
the Licensee and its proposed assignee must enter into an assignment deed in a form reasonably required by the Licensor to give effect to such assignment pursuant to which the assignee must agree to be responsible for all obligations of the Licensee under this Deed, which Deed will be prepared at the reasonable cost of the Licensee;

(c)	the proposed assignee must not be a party which competes with the Licensor in relation to its business and must not be associated with Mr Graham Meehan, Mr Young Song or Mr Mark Ryan;

(d)	the Licensee must pay the Licensor a transfer fee equal to 10% of the Upfront Licence Fee (ie currently US$100,000) as a pre-condition to such assignment; and

(e)
the Licensee must provide the Licensor with all information which it has available to it in relation to the proposed assignee which must include information regarding the financial capacity, expertise and experience of the proposed assignee.

15.	Option for additional Territories and right of first refusal

15.1
The Licensee has the right to extend the Territory to the following countries within the first year of the initial Term of this licence (in respect of which time will be of the essence) by paying the following upfront fees to the Licensor:

(a)	France and Monaco - 1,000,000 pound sterling;

(b)	Germany - 1,000,000 pound sterling;

(c)	The Netherlands, Belgium and Luxembourg - 1,000,000 pound sterling;

(d)	Spain, Andorra and Gibralter - 1,000,000 pound sterling; and

(e)	Italy - 1,000,000 pound sterling.

15.2
The Licensee may exercise its option under clause 15.1 in respect of any or all of the territories referred to in that clause. To exercise its option the Licensee must send written notice executed by it and each of the Licensee Principals together with a bank cheque in favour of the Licensor for the relevant upfront licence fee.

15.3
If the Licensee exercises an option under clause 15.1 the minimum Royalty for each of the relevant territories referred to in that clause will be the minimum Royalty for the UK for the corresponding time set out in Schedule 1 and schedule 1 will be deemed to have been amended accordingly. In addition, each of the provisions in this Deed which relate to a territorial area will be deemed to have been amended to incorporate that territory.

15.4
In addition to its rights under clause 15.1, the Licensee will have a right of first refusal during the Term to extend its licence to other countries in Western Europe. To give effect to this right, if the Licensor proposes to licence another area in Western Europe to a third party the Licensor agrees that it will provide the Licensee with the core commercial terms on which it is prepared to grant such a licence. This notice will constitute an offer from the Licensor to the Licensee which offer will remain open for 45 days from receipt by the Licensee and which offer may be accepted by the Licensee and the Licensee’s Principals giving written notice to the Licensor and paying the upfront licence fee referred to in the commercial terms to the Licensor. If exercised, any such right will be on an exclusive basis. For the avoidance of doubt, nothing in this clause restricts or prohibits the Licensor or a subsidiary of the Licensor from opening operations in Western Europe (excluding the Territory) without complying with this clause prior to the Licensee exercising a right under this clause in relation to the relevant part of Western Europe (in which case the right in relation to that part of Western Europe will lapse) and nothing in this clause requires the Licensor to make any such offer in relation to a geographical area outside Western Europe. For the avoidance of doubt, if the Licensee exercises their right in relation to part of Western Europe, their right will be exclusive. If they do not, the Licensor may operate without restriction in that part of Western Europe. For the purposes of this Deed Western Europe means Portugal, Spain, Andorra, France, Italy, the Netherlands, Belgium, Luxembourg, Germany, Switzerland, Lichtenstein, Italy, Austria, Monaco and Gibralter.

15.5	For the avoidance of doubt, clause 5 applies to any payment made under this clause 15.

16.	Option to renew

16.1
The Licensee has the right to renew this Licence for 2 further periods of 5 years each which options may be exercised in each case by giving the Licensor written notice executed by the Licensee and each of the Licensee’s Principals together with a bank cheque in favour of the Licensor for the Upfront Licence Fee (ie if no option has been exercised under clause 15.1, this fee will be US$1 million and if options have been exercised the fee will be US$1 million plus the aggregate of the upfront licence fees for the territories in clause 15.1 for which options have been exercised).

16.2	The options referred to in clause 16.1 may only be exercised by a date which is not less than 6 months prior to the expiry of the then current term in respect of which time will be of the essence.

16.3
If the option is exercised, the terms of the licence will be identical to the current terms with the exception that the option in clause 15.1 will be deleted and that on exercise of the first option the number of options under clause 16.1 will be reduced to 1 and on exercise of the second option this clause 16 will be deleted in its entirety.

16.4	For the avoidance of doubt, clause 5 applies to any payment made under this clause 16 and the Licensor will be bound to proceed with a renewal if it is exercised in accordance with this clause.

Executed as a deed

Signed, Sealed and Delivered by	)
Worldwide PE Patent Holdco Pty Limited	) )
by its sole director and secretary:	)

Signature of sole director/secretary

Name of sole director/secretary (please print)

Signed, Sealed and Delivered by	)
AMI Australia Holdings Pty Limited	)
by its sole director and secretary:	)

Signature of sole director/secretary

Name of sole director/secretary (please print)

Signed, Sealed and Delivered by	)
AMI Group Limited	)
by a director and secretary/director:	)

Signature of secretary/director		Signature of director

Name of secretary/director (please print)		Name of director (please print)

Signed, Sealed and Delivered by	)
Zascha Knochell	)
in the presence of:	)

Signature of witness		Signature of Zascha Knochell

Name of witness (please print)

Signed, Sealed and Delivered by	)
Drew Shardlow	)
in the presence of:	)

Signature of witness		Signature of Drew Shardlow

Name of witness (please print)

Signed, Sealed and Delivered by	)
Richard Mare	)
in the presence of:	)

Signature of witness		Signature of Richard Mare

Name of witness (please print)

Signed, Sealed and Delivered by	)
David McDonald	)
in the presence of:	)

Signature of witness		Signature of David McDonald

Name of witness (please print)

Schedule 1

Minimum Royalties

Initial Term:

Year 1 - nil
Year 2 - 100,000 pounds
Year 3 - 150,000 pounds
Year 4 - 200,000 pounds
Year 5 - 250,000 pounds

First Option Period:

250,000 pounds per annum

Second Option Period:

350,000 pounds per annum

These minimum amounts apply to the UK and are to be amended in accordance with clause 15 in the event an option to extend the Territory is exercised under that clause.